EXHIBIT 5



                          LETTERHEAD OF BROWN & WOOD LLP


                                                     August 8, 1996




  Merrill Lynch & Co., Inc.
  World Financial Center
  North Tower
  New York, New York 10281


  Dear Sirs:

       We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about August 8, 1996 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $100,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. 1997 Deferred Compensation Plan for a Select Group of Eligible Employees (the "Plan"). In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purpose of the opinion expressed herein.

       Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding there of may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

       We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                               Very truly yours,

                                               /s/ Brown & Wood LLP